Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Triton International Limited:
We consent to the incorporation by reference in the registration statement (No. 333-213013) on Form S-8 of Triton International Limited of our reports dated February 14, 2020, with respect to the consolidated balance sheets of Triton International Limited as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement Schedule I - Condensed Financial Information of Registrant and Schedule II - Valuation and Qualifying Accounts (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Triton International Limited.
/s/ KPMG LLP

New York, New York
February 14, 2020